Holzgrefe Named Saia’s Chief Financial Officer

JOHNS CREEK, GA — Sept. 10, 2014 — Saia Inc. (NASDAQ: SAIA) announced today that Fritz Holzgrefe has been named the company’s new chief financial officer (CFO). In this position, he will provide oversight of Saia’s finance, accounting and treasury functions and partner with Saia’s leadership team to provide strategic leadership and risk management.

“Fritz brings a wealth of knowledge to his new position,” said President and CEO Rick O’Dell. “With 24 years in progressive positions through-out his career, he possesses the knowledge and experience to provide broad-based business acumen, financial leadership and risk management to impact the business beyond the finance function.”

Holzgrefe most recently served as the vice president of business development for a Georgia subsidiary of one of the world’s leading agricultural processors. Prior to that, he served as the same company’s vice president and CFO. He holds a bachelor’s degree in economics from the University of Notre Dame and a masters of business administration from Washington University in St. Louis, Mo.

Jim Darby, Saia’s CFO of 14 years, will remain with the company through Sept. 30 to facilitate the transition. Darby is retiring at the end of the month after a distinguished career which has spanned more than 30 years.

Holzgrefe will be based at Saia’s headquarters in Johns Creek, Ga.

About Saia Inc.
Saia Inc. (NASDAQ: SAIA), with 2013 revenues of $1.1 billion, offers customers a wide range of less-than-truckload, non-asset truckload, and logistic services. The company operates 147 terminals in 34 states and is home to the industry-exclusive Customer Service Indicators and Xtreme Guarantee. With headquarters in Georgia, Saia employs 8,500 people nationwide. Saia LTL Freight has been recognized by the American Trucking Associations Safety Management Council with first place honors for its outstanding safety record. This year marks Saia’s 90th anniversary. For more information on Saia Inc. or any of the service groups, visit www.saiacorp.com.

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For more information, contact:
Jeannie S. Jump
Saia Corporate Public Relations Coordinator
Phone: 770-232-4069 • E-mail jjump@saia.com